Exhibit 99.1

Date:    April 23, 2015

Contact:    Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Elects Additional Member to Board of Directors
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced that Stacy P. Methvin was elected to the partnership’s board of directors as an independent director at its annual meeting of limited partners held today.
Methvin was formerly Vice President, Refining Margin Optimization of Shell Oil Company until her retirement in 2012. During her 33-year career with Shell, she served in various operational and management positions, including Vice President of Global Distribution, President of Shell Pipeline Company LP, President of Shell Deer Park Refining Company and President of Shell Louisiana E&P Company.
Methvin also currently serves as a board member for Pioneer Natural Resources Co., Marquard & Bahls AG and several non-profit organizations.
“We are extremely pleased to have Stacy join Magellan’s board,” said Michael Mears, chief executive officer. “Her professionalism and extensive experience in all aspects of the petroleum value chain, from exploration to refining and pipeline operations, will be a valuable addition to our board of directors.”
Methvin received a bachelor’s degree from Princeton University.
About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.